 Exhibit 12(b)

CERTIFICATIONS

R. Alan Medaugh, Chief Executive Officer, and Stephen V. Killorin, Chief Financial Officer, of North American Government Bond Fund, Inc. (the “Registrant”), each certify to the best of his knowledge that:

1.
The Registrant’s periodic report on Form N-CSR for the period ended April 30, 2012 (the “Form N-CSR”) fully complies with the requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER

North American Government Bond Fund, Inc.	North American Government Bond Fund, Inc.

/s/ R. Alan Medaugh	/s/ Stephen V. Killorin
R. Alan Medaugh, President	Stephen V. Killorin, Treasurer

Date: June 29, 2012	Date: June 29, 2012